Exhibit 99.1

Raj Judge Joins Zscaler’s Board of Directors and as EVP of Corporate Strategy & Ventures

SAN JOSE, Calif., May. 21, 2025 -- Zscaler, Inc. (NASDAQ: ZS), the leader in cloud security, is pleased to announce that Raj Judge has been appointed to the company’s Board of Directors and joined as Executive Vice President of Corporate Strategy and Ventures. In this role, Judge will lead the company’s growth strategy, business development, and venture investment initiatives to drive Zscaler to $5 billion in ARR and beyond.

Judge brings over 25 years of experience in the tech legal and venture capital space, having previously served at Wilson Sonsini as Senior Partner and Co-Chair of the firm’s core practice, Emerging Companies and Venture Capital. Throughout his career, he has been instrumental in driving strategic growth, identifying emerging market opportunities, and creating solutions that have led to significant business growth for his clients.

“Raj’s deep expertise in corporate strategy and investment, combined with his track record of success, makes him the ideal leader to drive Zscaler’s growth and innovation agenda,” said Jay Chaudhry, Chairman and CEO of Zscaler. “We are excited to welcome Raj to our leadership team and we look forward to the impact he will have on shaping the future of our company.”

Judge will be responsible for key growth and investment opportunities as well as forging strategic initiatives. He will work closely with internal and external stakeholders to accelerate innovation and substantially broaden the company’s platform for Zscaler’s customers. The appointment of Judge to the Board further demonstrates the company’s dedication to advancing its corporate strategy and long-term vision.

“I am excited to join Zscaler at such a pivotal time in its growth journey,” said Raj. “I look forward to bringing my experience and strategic skills to drive new initiatives and investments that will accelerate its continued success.”

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. These forward-looking statements include the potential impact of the executive appointment to Zscaler's future strategic investments and our ability to grow and scale. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. A significant number of factors could cause actual results to differ materially from statements made in this press release. Additional risks and uncertainties are set forth in our most recent Annual Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 29, 2025, which is available on our website at ir.zscaler.com and on the SEC's website at www.sec.gov. Any forward-looking statements in this release are based on the limited information currently available to Zscaler as of the date hereof, which is subject to change, and Zscaler will not necessarily update the information, even if new information becomes available in the future.

About Zscaler
Zscaler (NASDAQ: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SASE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.

Zscaler™, Zscaler Zero Trust Exchange™, Zscaler Internet Access™, and Zscaler Private Access™, ZIA™, and ZPA™ and Zscaler B2B™ are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Media Contact
Pavel Radda
press@zscaler.com

Investor Relations Contact
Ashwin Kesireddy
ir@zscaler.com